NAME OF REGISTRANT:
Franklin Custodian Funds
File No. 811-00537

EXHIBIT - Item 77M:  Mergers

Pursuant to an Agreement of Merger between "the Franklin Custodian Funds, Inc., "
"a Maryland corporation (the ""Fund""), and Franklin Custodian Funds," " a Delaware statutory trust (the ""DE Trust""), "
"the Fund will convey, transfer and deliver, on behalf of each of " "its separately designated series (the ""MD series"") , "
"all of the Fund's then-existing assets, "
" including the assets of the MD series, " to the Delaware Trust and the corresponding DE Trust series.